Exhibit 5.B

REPUBLIC OF SENEGAL

RIDER NUMBER 1

TO THE MINING CONVENTION

FOR THE EXPLORATION OF GOLD AND CONNECTED ELEMENTS PASSED IN APPLICATION OF THE 2003-36 OF 24 /11/2003 LAW ON MINING CODE

BETWEEN

THE GOVERNMENT OF THE REPUBLIC OF SENEGAL

AND

THE COMPANY OROMIN JOINT VENTURE GROUP LTD.

(Sabodala perimeter, 230 km²)

BETWEEN

The Government of the Republic of Senegal hereafter named the State, represented by:

Mister Abdoulaye Balde, Minister of Mines, Industry, Agro-Industry and SME

ON ONE HAND

AND

The company OROMIN JOINT VENTURE GROUP LTD. Hereunder named the Company with its headquarters at, Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands, CANADA, represented by Mister Mustafa AL DARWISH, duly authorized president,

ON THE OTHER HAND

PREAMBLE

1.

The State of Senegal and the company Oromin Joint Venture Group Ltd. have executed a mining convention on February 17, 2005 for the search of gold and ancillary substances on the block of the Sabodala exploration perimeter having a 230 km2 surface area.

2.	Since their commencement in the context of the Mining Convention, exploration works have allowed the discovery of economically profitable mining deposits.

3.	On the basis of a feasibility study, the Company has decided to proceed with exploitation of the deposits discovered, and to request to that end the grant of a mining concession.

4.	By decree n° 2010-83 dated January 26, 2010, the State has granted to the Company a mining concession for gold and related substances at Golouma, Sabodala District and Region of Kedougou

5.

The State and the company have agreed to revise the Mining Convention dated February 17, 2005 by means of the hereby Rider n°1 taking into consideration the results of the feasibility study and the Strategic Environmental Assessment, in accordance with article 36.1 of the Mining Convention.

6.	The State commits itself to take the necessary steps so that the approval of Rider n° 1 to the Mining Convention is granted at the earliest convenience.

7.	The parties agree and declare that this rider is a modification of the Mining Convention executed on February 17, 2005 of which it is an integral part.

Therefore,

8.

In view of the Regulation n° 18.2003/CM/UEMOA on the adoption of a community mining code of the UEMOA which determines the mining policy of the Government tending to promote mineral exploration and exploitation in Senegal;

9.	In view of Law no. 2003-36 of November 24, 2003, concerning the Mining Code;

10.	In view of Decree no. 2004-647 of May 17, 2004, specifying the terms of implementation of the law concerning the Mining Code;

11.	In view of the Mining Convention dated February 17, 2005 signed between the State and the Company ;

12.

In view of Order no. 000918/MEM/DMG of March 4, 2005 granting to the company « Oromin Explorations Ltd. » a mining exploration permit relating to gold and other ancillary substances (Sabodala Perimeter, 230 km2);

13.	In view of Order no. 000599/MEM/DMG of February 7, 2007, transferring and extending to « Oromin Joint Venture Group Ltd. » and extending a mining exploration permit relating to Gold and other ancillary substances (Sabodala Perimeter, 230 km2);

14.	In view of Order no. 11077/MMI/PME/DMG of December 31, 2008, further extending a mining exploration permit relating to gold and other ancillary substances, and reducing the surface area of the extended mining exploration permit (Sabodala Perimeter, 212.6 km2);

15.	In view of the request by the “Oromin Joint Venture Group Ltd.” for a Mining Concession on the Sabodala perimeter dated August 21, 2009.

The parties have agreed to the following provisions:

ARTICLE 1: Purpose of the rider

1.1	This rider sanctions the proceeding to exploitation in the context of a Mining Concession.

The purpose of this rider is to modify the Mining Convention executed on February 17, 2005 between the State and the Company in order to take into consideration the data of the Feasibility Study and Strategic Environmental Assessment.

1.2

The present rider consists in replacing, updating, or completing certain provisions of the Mining Convention in order to define or to specify the relations between the State and the Company for the duration of the mining operations exercised pursuant to the Mining Concession.

ARTICLE 2: Exploitation Company

2.1	The Company and the State will set up an exploitation company named “Société des Mines de Golouma” (SOMIGOL), in accordance with the provisions of Article 18 of the Mining Convention.

2.2

Upon setup of SOMIGOL, the Company will transfer to SOMIGOL the guarantees, expenses, rights, responsibilities and obligations it holds as of that date under the terms of the Mining Convention dated February 17, 2005

ARTICLE 3: Name of the perimeter of the Mining Concession

The name of the perimeter of the Mining Concession previously known as “perimeter of Sabodala” shall henceforth be known as “perimeter of Golouma”.

ARTICLE 4: Title of the Mining Convention

The title page of the Mining Convention is replaced by:

MINING CONVENTION

FOR THE EXPLORATION AND EXPLOITATION OF GOLD AND CONNECTED ELEMENTS PASSED IN APPLICATION OF THE 2003-36 OF 24 /11/2003 LAW ON MINING CODE

BETWEEN

THE GOVERNMENT OF THE REPUBLIC OF SENEGAL

AND

THE COMPANY OROMIN JOINT VENTURE GROUP LTD.

(Golouma Mining Concession 212.6 km²)

ARTICLE 5: Appendices

The appendices referred to in article 3.3 of the mining Convention, and considered an integral part of the mining convention, are completed by including the following annexes:

Appendix G:	Limits and coordinates of the mining concession;
Appendix H:	Principal results of the feasibility study;
Appendix I:	Mine development plan;
Appendix J:	Principal results of the Strategic Environmental Assessment;
Appendix K:	Articles of Association of the Exploitation Company (SOMIGOL);
Appendix L:	Shareholder Loan Agreement

ARTICLE 6: Repayment of Historical Costs

Article 23.1 of the Mining Convention is deleted and replaced with the following provisions:

“The Company acknowledges the historical costs in the exploration permit fixed by the State at the amount of CFA 207,800,000. The Company confirms having reimbursed 20% of this amount on October, 26th 2006. The Company undertakes to reimburse in one payment the balance of 80% within three (3) months following the date of signature of this rider to the mining convention”.

ARTICLE 7: Mining Royalties

Article 23.3 of the Mining Convention is hereby deleted and replaced with the following provisions:

“In accordance with Article 57 of the Mining Code, the exploitation company commits to pay the State a yearly three percent (3%) gold royalty, based on the value at the mine site of the gold mined and produced during the year within the perimeter of Golouma. This shall be the only mining tax imposed on the gold production.”

ARTICLE 8: Social Program Budget

Article 23.4 of the Mining Convention is deleted and replaced with the following provisions:

“The Company commits to invest an amount of four hundred fifty thousand US dollars (450,000 $US) per year for the social development of the local communities of the Kedougou region where the project is based until the date of first commercial production. This amount will be increased to eight hundred thousand US dollars (800.000 $US) per year starting from the date of first commercial production until the end of mine life”

ARTICLE 9: Tax Holiday

9.1	The first sentence of Article 28.2 of the Mining Convention is deleted and replaced with the following provisions:

“For a period of eight (8) years from the date of issuance of the mining concession and subject to the provisions of article 29 of the mining convention, the Exploitation Company benefits of a regime of total exemption of tax, duty and rights of any kind notably:”

9.2	Article29.2 of the Mining Convention is hereby deleted and replaced with the following provisions:

“However during a period of eight (8) years starting from the date of issuance of the mining concession, the Exploitation Company benefits from the exemption of the corporate tax.”

ARTICLE 10: Institutional Support Contribution

The fourth bullet of Article 34.4 of the Mining Convention is deleted and replaced with the following provisions:

“- contribute up to one hundred fifty thousand US dollars (150,000 $US) per year starting from the date of first commercial production until the end of mine life, to the the initial training and advanced training of Senegalese nationals responsible for the promotion of the mining sector and logistical support to the technical services; this institutional support will be subject to a memorandum of agreement between the Company and the Minister in charge of Mines”

ARTICLE 11: Maintain the other clauses of the Mining Convention

Outside the amendments envisaged in the present rider, all other clauses of the mining convention are maintained and remain in force between the parties in the same terms as long as they are concordant with the grant to the Company the mining concession by Decree n° 2010-83 dated January, 26th 2010.

In witness whereof, the parties have signed the present Agreement in Dakar the 28th of March, 2011.

For the Government of the Republic of Senegal	For the company OROMIN JOINT VENTURE GROUP LTD.

“signed and sealed”	“signed”

Mister Abdoulaye BALDE	Mister Mustafa AL DARWISH
Minister of Mines	Chairman